                                     Pruco Life Insurance Company of New Jersey
                                     Newark, NJ 07102
                                     A Stock Company Subsidiary of
                                     The Prudential Insurance Company of America


                                                                  EXHIBIT (4)(a)



This is an annuity contract. Subject to the provisions of the Contract, and in consideration of any Purchase Payments you make and we accept, we will make Annuity Payments starting on the Annuity Date shown on the Contract Data pages.

Please read the Contract carefully; it is a legal contract between you and Pruco Life Insurance Company. Expense charges applicable to the Contract are shown on the Contract Data pages. If you have a question about the Contract, or a claim, see your representative or contact the Annuity Service Center.

RIGHT TO CANCEL CONTRACT

This Contract may be returned within 10 days after you receive it. It can be mailed or delivered to either us, at the Annuity Service Center, or the representative who sold it to you. Return of this Contract by mail is effective on being postmarked, properly addressed and postage prepaid. The returned Contract will be cancelled upon our receipt, and we will return an amount equal to the sum of (i) the difference between Purchase Payments received, including any fees or other charges, and the amount(s) allocated to the Allocation Options under the Contract, and (ii) the Contract Value as of the date the Contract is mailed or delivered to us or the representative who sold it to you. If you exercise your Right to Cancel the Contract, the entire Credit will be recaptured.

                          READ YOUR CONTRACT CAREFULLY


Signed for Pruco Life Insurance Company of New Jersey, a New Jersey Corporation.



                [SIG]                                   [SIG]
        ---------------------                   ---------------------
              Secretary                               President



                 INDIVIDUAL FLEXIBLE PREMIUM DEFERRED VARIABLE

                                ANNUITY CONTRACT

                                NONPARTICIPATING

ANNUITY PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.



VBON-2000--NY

                                     Pruco Life Insurance Company of New Jersey
                                     Newark, NJ 07102
                                     A Stock Company Subsidiary of
                                     The Prudential Insurance Company of America


This is an annuity contract. Subject to the provisions of the Contract, and in consideration of any Purchase Payments you make and we accept, we will make Annuity Payments starting on the Annuity Date shown on the Contract Data pages.

Please read the Contract carefully; it is a legal contract between you and Pruco Life Insurance Company. Expense charges applicable to the Contract are shown on the Contract Data pages. If you have a question about the Contract, or a claim, see your representative or contact the Annuity Service Center.

RIGHT TO CANCEL CONTRACT

This Contract may be returned within 10 days after you receive it. It can be mailed or delivered to either us, at the Annuity Service Center, or the representative who sold it to you. Return of this Contract by mail is effective on being postmarked, properly addressed and postage prepaid. The returned Contract will be cancelled upon our receipt, and we will return an amount equal to the sum of (i) the difference between Purchase Payments received, including any fees or other charges, and the amount(s) allocated to the Allocation Options under the Contract, and (ii) the Contract Value as of the date the Contract is mailed or delivered to us or the representative who sold it to you. If you exercise your Right to Cancel the Contract, the entire Credit will be recaptured.

                          READ YOUR CONTRACT CAREFULLY


Signed for Pruco Life Insurance Company of New Jersey, a New Jersey Corporation.



                [SIG]                                   [SIG]
        ---------------------                   ---------------------
              Secretary                               President



                 INDIVIDUAL FLEXIBLE PREMIUM DEFERRED VARIABLE

                                ANNUITY CONTRACT

                                NONPARTICIPATING

ANNUITY PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.


VBON-2000--NY

                               TABLE OF CONTENTS

CONTRACT DATA PAGES.........................................................   3

DEFINITIONS.................................................................   4

PURCHASE PAYMENTS...........................................................   6

CREDITS.....................................................................   6

CONTRACT VALUE..............................................................   7

VARIABLE SEPARATE ACCOUNT...................................................   7

CONTRACT MAINTENANCE CHARGE.................................................   7

TRANSFERS...................................................................   8

WITHDRAWALS.................................................................   8

PROTECTED VALUE.............................................................   9

GUARANTEED MINIMUM DEATH BENEFIT............................................  10

ANNUITY AND SETTLEMENT OPTIONS..............................................  12

BENEFICIARY.................................................................  13

SUSPENSION OR DEFERRAL OF PAYMENTS OR TRANSFERS FROM THE SEPARATE ACCOUNT...  13

GENERAL PROVISIONS..........................................................  14

VALUES AND BENEFITS.........................................................  15

ANNUITY SETTLEMENT TABLES...................................................  15



VBON-2000--NY                       Page 2

                                 CONTRACT DATA

OWNER:           MARLA 8. BERRY 8       SEX: M      AGE AT ISSUE: 34

ANNUITANT:       MARLA 8. BERRY 8       SEX: M      AGE AT ISSUE: 34

CO-ANNUITANT:    NONE                   SEX:        AGE AT ISSUE:

CONTRACT NUMBER: E0024064                           CONTRACT DATE: June 26, 2001

PLAN TYPE:       QUALIFIED                          ANNUITY DATE:  June 26, 2057

PURCHASE PAYMENTS:

        INITIAL PURCHASE PAYMENT: $52,200.00.

        MINIMUM SUBSEQUENT PURCHASE PAYMENT: $1,000. For IRA contracts, the Minimum Subsequent Purchase Payment is $1,000. The Minimum Subsequent Purchase Payment for automatic purchase plans, if available, is $100.

        ANNUAL PURCHASE PAYMENT LIMITS: The total of all Purchase Payments (net of Purchase Payments withdrawn) made into this Contract in the first Contract Year may not exceed $7,000,000. The total of all Purchase Payments (net of Purchase Payments withdrawn) made into this Contract in any Contract Year after the first Contract Year may not exceed $2,000,000. Purchase Payments of greater value may be allowed with our prior approval.

        AGGREGATE PURCHASE PAYMENT LIMIT: The total of all Purchase Payments (net of Purchase Payments withdrawn) made into this Contract may not exceed $7,000,000. Purchase Payments of greater value may be allowed with our prior approval.

CREDIT PAYMENT: 4% of Initial Purchase Payment.

CREDIT VESTING SCHEDULE:

        Number of Contract Anniversaries                Vested Percentage
        Since Date of Each Purchase Payment
                        0                                       0%
                        1                                      10%
                        2                                      20%
                        3                                      30%
                        4                                      40%
                        5                                      50%
                        6                                      60%
                        7                                     100%

BENEFICIARY:

        Class 1: Children of the Annuitant.

CONTRACT MAINTENANCE CHARGE:

        If your Contract Value is less than $50,000, we will charge a Contract Maintenance Charge of the lesser of $30 or 2% of the Contract Value. In no event will the Contract Maintenance Charge ever exceed $30. This charge is deducted on the Contract Anniversary and when a surrender of the Contract occurs, if the Contract Value at the time is then less than $50,000. The Contract Maintenance Charge will be deducted on a pro-rata basis from all Allocation Options to which your Contract Value is allocated. We reserve the right to increase the Contract Value amount over which we will waive the Contract Maintenance Charge.



VBON-2000--NY                       Page 3

INSURANCE CHARGE:

       This charge depends on whether you have elected the Guaranteed Minimum Death Benefit ("GMDB") feature. This charge is deducted daily from the assets in each of the Subaccounts. If you do not elect the GMDB feature, you do not elect a GMDB Protected Value option either, and your death benefit is equal to the base death benefit as described in the GMDB section of the contract.

              [X] You have not elected the GMDB feature. Therefore, the daily rate is 0.00380909%, which is equivalent to an annual rate of 1.40%.

              [ ] You have elected the GMDB feature and the GMDB Protected Value option of the Step-Up. Therefore, the daily rate is 0.00434896%, which is equivalent to an annual rate of 1.60%.

ALLOCATION OPTIONS:

    VARIABLE INVESTMENT OPTIONS:

       The following variable investment options are available through allocation to subaccounts of the Pruco Life of New Jersey Flexible Premium Variable Annuity Account. We reserve the right to limit the availability of the below options, if necessary, in order to comply with federal, state or local law.

THE PRUDENTIAL SERIES FUND, INC.

       Prudential Global Portfolio
       Prudential Jennison Portfolio
       Prudential Money Market Portfolio
       Prudential Stock Index Portfolio
       SP Aggressive Growth Asset Allocation Portfolio
       SP AIM Aggressive Growth Portfolio
       SP AIM Growth and Income Portfolio
       SP Alliance Large Cap Growth Portfolio
       SP Alliance Technology Portfolio
       SP Balanced Asset Allocation Portfolio
       SP Conservative Asset Allocation Portfolio
       SP Davis Value Portfolio
       SP Deutsche International Equity Portfolio
       SP Growth Asset Allocation Portfolio
       SP INVESCO Small Company Growth Portfolio
       SP Jennison International Growth Portfolio
       SP Large Cap Value Portfolio
       SP MFS Capital Opportunities Portfolio
       SP MFS Mid Cap Growth Portfolio
       SP PIMCO High Yield Portfolio
       SP PIMCO Total Return Portfolio
       SP Prudential U.S. Emerging Growth Portfolio
       SP Small/Mid Cap Value Portfolio
       SP Strategic Partners Focused Growth Portfolio

JANUS ASPEN SERIES

       Janus Aspen Series Growth Portfolio - Service Shares



VBON-2000--NY                       Page 3A

ALLOCATION GUIDELINES:

        Currently, you may select any Allocation Option which is available at the time the Purchase Payment or transfer is made. However, an amount of at least 1% of the Invested Purchase Payment must be allocated to any Allocation Option. Allocations made pursuant to automatic rebalancing or dollar cost-averaging are not subject to these limitations. We reserve the right to limit the availability of the above Allocation Options, if necessary, in order to comply with federal, state or local law.

TRANSFERS:

        NUMBER OF TRANSFERS PERMITTED: Currently, there are no limits on the number of transfers that can be made among Subaccounts. We reserve the right to change this, but the Owner will always be allowed at least 12 transfers among Subaccounts in a Contract Year.

        TRANSFER CHARGE: The Transfer Charge for each transfer after the first 12 in a Contract Year is $25. The charge is taken pro-rata from the Allocation Options from which the transfer is made. Transfers made due to automatic rebalancing or dollar cost-averaging will not be counted for purposes of the Transfer Charge.

        MINIMUM AMOUNT TO BE TRANSFERRED: Subject to the restrictions contained in the Contract on transfers, the minimum transfer amount is $250 or your entire interest in any Allocation Option, if less. This requirement is waived if the transfer is pursuant to automatic rebalancing or dollar cost-averaging.

WITHDRAWALS:

        WITHDRAWAL CHARGE: The Withdrawal Charge is a percentage of the amount withdrawn that is subject to a charge, and depends on the number of Contract Anniversaries that have elapsed since a Purchase Payment was made.

                Number of Contract                      Withdrawal
                ------------------                      ----------
             Anniversaries Since Date                     Charge
             ------------------------                     ------
                of Each Purchase
                ----------------
                    Payment
                    -------
                        0                                    7%
                        1                                    7%
                        2                                    7%
                        3                                    6%
                        4                                    5%
                        5                                    4%
                        6                                    3%
                        7                                    2%
                        8                                    1%
                        9 or more                            0%

        CHARGE-FREE AMOUNT: A certain amount (the Charge-Free Amount) may be withdrawn without incurring a Withdrawal Charge. The Charge-Free Amount available in any Contract Year is calculated on the Contract Anniversary date. The Charge-Free amount is equal to 10% of the sum of gross Purchase Payments that are subject to Withdrawal Charges as of the Contract Anniversary date. Purchase Payments subject to a Withdrawal Charge are withdrawn on a first-in, first-out basis for purposes of determining the Charge-Free Amount.

        MINIMUM AMOUNT WHICH MAY BE WITHDRAWN: The minimum amount which may be withdrawn is $250. The minimum amount which may be withdrawn under a systematic withdrawal plan is $100.

        MINIMUM CONTRACT VALUE WHICH MUST REMAIN IN THE CONTRACT AFTER A
        WITHDRAWAL: The minimum Contract Value which must remain in the Contract in order to keep the Contract inforce after a withdrawal is $2,000.

VBON-2000--NY                   Page 3B

ENDORSEMENTS:

ANNUITY SERVICE CENTER:

        Annuity Service Center
        P.O. Box 7960
        Philadelphia, PA 19101


VBON-2000--NY                           Page 3C

                                   DEFINITIONS

ACCUMULATION PERIOD: The period from, and including, the Contract Date to, but excluding, the Annuity Date.

ADJUSTED CONTRACT VALUE: The Contract Value as of the Annuity Date less any applicable charges for any type of tax (or component thereof) measured by or based on the amount of Purchase Payment we receive. The Applicable Annuity Table is applied to this amount to determine the initial Annuity Payment.

ALLOCATION OPTIONS: Those investment options available under the Contract as of any given time to which Contract Value may be allocated. Allocation Options as of the Contract Date are shown on the Contract Data pages.

ANNUITANT: The person named on the first page upon whose continuation of life any Annuity Payment involving life contingencies depends. If the Annuitant dies before the Annuity Date, the Co-Annuitant, if applicable, becomes the Annuitant, if the requirements for changing Annuity Date are met (see definition of Annuity
Date). If there is no surviving or eligible Co-Annuitant, and the Annuitant was not the Owner, the Owner becomes the Annuitant. You then have 60 days from the date we receive due proof of death of the Annuitant or Co-Annuitant to name a new Annuitant. If no new Annuitant is named during that 60 day period, the Owner will remain the Annuitant. You may not change an Annuitant or Co-Annuitant and may add or remove an Annuitant or Co-Annuitant only with our prior approval.

ANNUITY DATE: The date the first Annuity or Settlement Payment to the Payee is due. The Annuity Date is shown on the original Contract Data pages. You must have our permission to change the Annuity Date. The maximum annuity age is age
90. If there is a new Annuitant due to the death of the Annuitant, and the new Annuitant is older than the prior Annuitant, the Annuity Date will be based on the age of the new Annuitant; however any such changed Annuity Date must be at least one year after the Contract Date, must be earlier than the date shown on the Contract Data pages, cannot be later than the Contract Anniversary next following the new Annuitant's 90th birthday and must be consistent with applicable law at the time.

ANNUITY OR SETTLEMENT PAYMENTS: The series of payments made to you or any named payee after the Annuity Date as described under the Annuity or Settlement Option selected.

ANNUITY PERIOD: The period of time, beginning on the Annuity Date, during which Annuity or Settlement Payments are made.

ANNUITY SERVICE CENTER: The office indicated on the Contract Data pages to which notices, requests and Purchase Payments must be sent. All sums payable to us under the Contract must be sent to the Annuity Service Center. The Annuity Service Center address may be changed at any time. You will be notified in advance and in writing of any change in address.

BENEFICIARY: The person(s) or entity(ies) who has the right to receive the death benefit when the Owner dies.

BUSINESS DAY: Any day the New York Stock Exchange and the Company are open for business.

CHARGE-FREE AMOUNT: The Charge-Free Amount is a portion of the Contract Value that may be withdrawn without incurring a Withdrawal Charge.

CO-ANNUITANT: The person shown on the Contract Data pages who becomes the Annuitant upon the death of the Annuitant before the Annuity Date. No Co-Annuitant may be designated if the Owner is a non-natural person.

COMPANY: Pruco Life Insurance Company of New Jersey, a New Jersey corporation.

CONTRACT ANNIVERSARY: The same day and month as the Contract Date in each later year.

CONTRACT DATE: The date shown on the Contract Data pages on which the first Contract Year begins.

CONTRACT SURRENDER VALUE: The Contract Value less any applicable Withdrawal Charge, Credit recapture, Contract Maintenance Charge or charge for any type of tax (or component thereof) measured by or based on the amount of Purchase Payment we receive.

CONTRACT VALUE: The dollar value as of any Business Day prior to the Annuity Date of all amounts accumulated under this Contract.

CONTRACT YEAR: A year which starts on the Contract Date or on a Contract Anniversary.

VBON-2000--NY                       Page 4

CREDIT: An amount we add to your Contract Value at the time an Invested Purchase Payment is credited to the Contract Value.

EARNINGS: The excess of the Contract Value over the sum of all Purchase Payments made and not yet withdrawn and non-vested Credits not yet recaptured.

GOOD ORDER: An instruction received at the Annuity Service Center, utilizing such forms, signatures and datings as we require, that is sufficiently complete and clear that we do not need to exercise any discretion to follow such instructions. We will notify you if an instruction is not in Good Order.

INVESTED PURCHASE PAYMENTS: The balance of each Purchase Payment after we make any applicable deduction for charges for any type of tax (or component thereof) measured by or based on the amount of Purchase Payment we receive.

OWNER: The person or entity named on the Contract Data pages who has ownership rights as defined under the Contract. You may change the Owner subject to our underwriting rules. Any change of an Owner will be effective when we process the request.

PAYEE: The person who has a right to receive Annuity or Settlement Payments under the Annuity and Settlement Options provision of this Contract. The Payee can be designated as revocable or irrevocable at your discretion. If you do not designate a Payee at least 5 Business Days before the Annuity Date, the Owner will become the Payee.

PURCHASE PAYMENT: A payment you make to this Contract.

SUBACCOUNT: Variable Separate Account assets are divided into Subaccounts. Assets of each Subaccount will be invested in shares of a Variable Investment Option.

VARIABLE INVESTMENT OPTION: Those investment options available under the Contract through the Subaccounts as of any given time. Variable Investment Options as of the Contract Date are shown on the Contract Data pages.

VARIABLE SEPARATE ACCOUNT: A segregated asset account maintained by us to support this and certain other contracts. The segregated asset account(s) available as of the Contract Date is shown on the Contract Data pages.

WE, OUR AND US: Pruco Life Insurance Company of New Jersey.

WITHDRAWAL CHARGE: A charge assessed on partial or full withdrawals during the Withdrawal Charge Period. The Withdrawal Charge equals a percentage, shown on the Contract Data pages, of the amount subject to the charge.

WITHDRAWAL CHARGE PERIOD: The number of Contract Anniversaries since each Purchase Payment during which Withdrawal Charges are applied to withdrawals of amounts in the Contract. The Withdrawal Charge Period is shown on the Contract Data pages.

YOU AND YOUR: The Owner of the Contract.

VBON-2000--NY                        Page 5

                                PURCHASE PAYMENTS

PURCHASE PAYMENTS: The initial Purchase Payment must be paid on the Contract Date. In general, subsequent Purchase Payments may be made at any time before the Annuity Date. However, no Purchase Payments may be made on or after the Owner's or Annuitant's 80th birthday. The Minimum Subsequent Purchase Payment, Annual Purchase Payment Limits and Aggregate Purchase Payment Limit are shown on the Contract Data pages.

ALLOCATION OF PURCHASE PAYMENTS: Invested Purchase Payments are allocated to one or more of the Allocation Options in accordance with your selection. The allocation of the initial Invested Purchase Payment is made in accordance with your selection made on the Contract Date. You may change the allocation of future Invested Purchase Payments at any time. If, after the Initial Purchase Payment, we receive a Purchase Payment without allocation instructions, we will allocate the corresponding Invested Purchase Payment in the same proportion as the most recent Purchase Payment you made (unless that was a Purchase Payment you directed us to allocate on a one-time-only basis.) Assuming that all other requirements are received in Good Order, we reserve the right to allocate your initial Invested Purchase Payment to the Money Market Subaccount until we receive your allocation selection. All allocations of Invested Purchase Payments are subject to the Allocation Guidelines shown on the Contract Data pages.

Currently, you may select as many of the available Allocation Options as you wish. However, we reserve the right to limit this in the future, if necessary, in order to comply with federal or state law, subject to regulatory approval. If the Purchase Payment and forms required to issue a Contract are in Good Order, the initial Invested Purchase Payment will be credited to your Contract within two (2) Business Days after receipt at the Annuity Service Center. Additional Invested Purchase Payments will be credited to your Contract as of the Business Day they are received.

                                     CREDITS

We add a Credit amount to your Contract Value with each Invested Purchase Payment. Each Credit amount is allocated to the Contract Value when the applicable Invested Purchase Payment is credited to your Contract Value. The Credit is allocated to the Variable Investment Options in the same percentages as the Invested Purchase Payment to which it relates.

The Credit percentage may be determined by the amount of the Purchase Payment. The Credit percentage for your initial Purchase Payment is shown on the Contract Data pages. The Credit percentage on subsequent Purchase Payments will vary, but is guaranteed to be at least 3% of the Purchase Payment.

Each Credit is subject to its own vesting schedule which is shown on the Contract Data pages. If you make a withdrawal of all or part of a Purchase Payment, the non-vested portion of the Credit attributable to that Purchase Payment will be recaptured in accordance with the vesting schedule. Withdrawals of Purchase Payments are taken on a first-in, first-out basis. The Credit recapture is in addition to any Withdrawal Charges that may be applicable.

If you exercise your Right to Cancel the Contract, the entire Credit will be recaptured.

VBON-2000--NY                           Page 6

                                CONTRACT VALUE

Your Contract Value is the total of all amounts credited to your Contract as of any Business Day as a result of your initial Invested Purchase Payment and the increases and decreases described below.

On the Contract Date, the Contract Value is equal to the initial Invested Purchase Payment and the Credit amount. After that, the Contract Value as of any Business Day is determined by starting with the Contract Value at the end of the previous day and adjusting it for items that increase it or decrease it.

Items that increase the Contract Value are: Invested Purchase Payments, Credit amounts and positive investment performance in a Subaccount.

Items that decrease the Contract Value are: withdrawals and the charges and credit recaptures associated with them; negative investment performance in a Subaccount; Insurance Charge; Contract Maintenance Charge; if applicable; Transfer Charge; and charges for any type of tax (or component thereof) measured by or based on the amount of Purchase Payment we receive.

Investment results are credited daily and the Insurance Charge is deducted daily. The Contract Maintenance charge is deducted annually as of the Contract Anniversary and upon a total withdrawal. Other charges are assessed only if the appropriate event occurs.

To determine the value of your Contract, we use a unit of measure called an accumulation unit. Each day we determine the value of an accumulation unit for each of the Variable Investment Options. We do this by: (1) adding up the total amount of money allocated to a specific investment option; (2) subtracting from that amount insurance charges and any other applicable charges, such as for taxes; and (3) dividing this amount by the number of outstanding accumulation units.

When you make a Purchase Payment, we credit your contract with accumulation units of the subaccount or subaccounts selected. The number of accumulation units credited to your Contract is determined by dividing the amount of the Purchase Payment allocated to an investment option by the unit price of the accumulation unit for that investment option. We calculate the unit price for each investment option after the New York Stock Exchange closes each day and then credit your Contract. The value of the accumulation units can increase, decrease, or remain the same from day to day.

                          VARIABLE SEPARATE ACCOUNT

THE VARIABLE SEPARATE ACCOUNT: The Variable Separate Account is designated on the Contract Data pages. It consists of assets we have set aside and have kept separate from the rest of our assets and those of our other separate accounts. The assets of the Variable Separate Account, equal to reserves and other liabilities of your Contract and those of other owners, will not be charged with liabilities arising out of any other business we may conduct. The operation of the Variable Separate Account is subject to the laws of the state in which the Contract is delivered.

The Variable Separate Account assets are divided into Subaccounts. The assets of the Subaccount are allocated to the Variable Investment Option(s) shown on the Contract Data pages. We may restructure, eliminate or combine Subaccounts or add to or eliminate Variable Investment Option(s) from those shown. You may be permitted to transfer your Contract Value or allocate Invested Purchase Payments to the additional Subaccount(s). However, the right to make such transfers or allocations will be limited by any terms and conditions imposed to comply with federal or state law, subject to regulatory approval.

Should the shares of any Variable Investment Option(s) become unavailable for investment by the Variable Separate Account, we deem further investment in the shares inappropriate, or if required for tax reasons, we may limit further purchase of such shares or substitute shares of another Variable Investment Option for shares already purchased.

VALUATION OF ASSETS: The value of the shares held by the Subaccounts in the Variable Investment Options will be based on the net asset value of the Investment Option on each Business Day.

INSURANCE CHARGE: Each Business Day, we deduct an Insurance Charge from the Subaccounts of the Variable Separate Account which is equivalent, on an annual basis, to the amount shown on the Contract Data pages. The amount of the Insurance Charge is based on whether you have elected the GMDB.

                         CONTRACT MAINTENANCE CHARGE

We deduct an annual Contract Maintenance Charge shown on the Contract Data pages. We determine your Contract Value as of your Contract Anniversary and make any deductions required on a pro-rata basis from all Allocation Options to which your Contract Value is allocated. If a total withdrawal is made on other than a Contract Anniversary, we will determine your Contract Value and make a deduction for the Contract Maintenance Charge the same as we would if it were a Contract Anniversary.

VBON-2000--NY                       Page 7

                                  TRANSFERS

TRANSFERS DURING THE ACCUMULATION PERIOD: A transfer is subject to the following:

    1. the maximum number of transfers which may be made, the maximum number of transfers which are not subject to a Transfer Charge and the minimum amount which may be transferred are shown on the Contract Data pages;

    2. a Transfer Charge is deducted if a transfer exceeds the maximum number of free transfers. The Transfer Charge is shown on the Contract Data pages. The Transfer Charge is deducted from the amount which is transferred;

    3. a transfer will be effected as of the end of the Business Day when we receive a request in Good Order;

    4. we are not responsible for the consequences resulting from a transfer made in accordance with your instructions.

No transfers are permitted after the Annuity Date.

                                 WITHDRAWALS

WITHDRAWALS: During the Accumulation Period, you may, upon a request in Good Order, make a total or partial withdrawal of the Contract Surrender Value. You may specify the Allocation Option(s) from which a withdrawal will be taken. If you do not so specify, we will take the withdrawal on a pro-rata basis from all Allocation Option(s) to which your Contract Value is allocated.

We will pay the amount of any withdrawal within 7 days of receipt of request in Good Order unless the "Suspension or Deferral of Payments Provision" is in effect. If we postpone payment of a withdrawal for more than 7 days after we receive your withdrawal request, we will pay interest. The interest will be calculated daily from the date we receive your request, at the effective annual rate of 3%. No interest will be paid if the amount of interest calculated is less than $25.

Each partial withdrawal must be for an amount which is not less than the amount shown on the Contract Data pages. The minimum Contract Value which must remain in the Contract after a partial withdrawal in order to keep the Contract inforce is shown on the Contract Data pages. If the amount of the withdrawal requested would reduce the Contract Value below this minimum, we will give you the maximum amount available that, with the Withdrawal Charge, would not reduce the Contract Value below such minimum. Special rules may apply for IRAs.

WITHDRAWAL CHARGE: A Withdrawal Charge may apply if you make a withdrawal during the Withdrawal Charge Period for a Purchase Payment. The amount of the Withdrawal Charge varies with the number of Contract Anniversaries that have elapsed since each Purchase Payment was made, and is a percentage, shown on the Contract Data pages, of the amount withdrawn that is subject to the charge. If a withdrawal is effective on the day before a Contract Anniversary, the Withdrawal Charge percentage used will be the one as of the following Contract Anniversary. If you request a partial withdrawal, we will deduct an amount from the Contract Value that is sufficient to pay the Withdrawal Charge, and recapture any Credit subject to recapture under the vesting schedule, and provide you the amount requested.

In determining the Withdrawal Charge, Purchase Payments will be taken out before Earnings, on a first-in, first-out basis. Purchase Payments that are not subject to Withdrawal Charges, are withdrawn first from the Contract. Purchase Payments that are subject to Withdrawal Charges are withdrawn next, on a first-in, first-out basis, and the Charge Free Amount is applied to these Purchase Payments. Once all Purchase Payments have been withdrawn, further withdrawals will be taken from any Earnings. Earnings are not subject to Withdrawal Charges.

Withdrawal Charges will never be greater than that permitted by any applicable law or regulation.

VBON-2000--NY                       Page 8

                               PROTECTED VALUE

The Protected Value is the amount which is applied to provide a Guaranteed Minimum Death Benefit ("GMDB") for your beneficiaries.

If you elect the GMDB feature, as shown on the Contract Data pages, the GMDB Protected Value is calculated daily and is equal to the "Step-Up". Before the first Contract Anniversary, the Step-Up is the initial Invested Purchase Payment increased by subsequent Invested Purchase Payments and proportionally reduced by the effect of withdrawals. The Step-Up on each Contract Anniversary will be reset to the greater of the previous Step-Up and the Contract Value as of such Contract Anniversary. Between Contract Anniversaries, the Step-Up will be increased by Invested Purchase Payments and proportionally reduced by the effect of withdrawals.

After the Contract Anniversary coinciding with or next following the Owner's 80th birthday, we stop increasing the GMDB Protected Value. This means that we do not increase the Step-Up by any appreciation in the Contract Value. But when you make a withdrawal on or after such Contract Anniversary, we still reduce the GMDB Protected Value proportionally by the effect of that withdrawal.

Where the words "proportionally reduced by the effect of withdrawals" are used, the withdrawal reduces those values in the same proportion as it reduces the Contract Value. We calculate the proportion by dividing the Contract Value after the withdrawal (including Withdrawal Charges) by the Contract Value immediately prior to the withdrawal. The resulting percentage is multiplied by the applicable values (before the withdrawal) in determining the GMDB Protected Value.

VBON-2000--NY                       Page 9

                       GUARANTEED MINIMUM DEATH BENEFIT

The GMDB is a feature providing for the option to receive an enhanced death benefit upon the death of the Owner during the Accumulation Period. If available at that time, the GMDB feature must be elected when you purchase your Contract. The amount of the GMDB is based on the GMDB Protected Value (see Protected Value section above). For purposes of calculating the death benefit, the Contract Value will not be adjusted to recapture any unvested portion of the Credit.

If you have elected the GMDB feature, and if the Owner dies before the Annuity Date, the death benefit payable to your beneficiary will be as described below:

    Upon receipt of due proof of death and any other documentation we need, the beneficiary is entitled to receive a death benefit equal to the greater of:

        (a) the Contract Value, adjusted as described above, as of the date we receive due proof of death and any other documentation we need; and

        (b) the GMDB Protected Value as of the date we receive due proof of death and any other documentation we need.

If you do not elect the GMDB feature, upon receipt of due proof of death and any other documentation we need, the beneficiary is entitled to receive a base death benefit equal to the greater of:

        (a) the Contract Value, adjusted as described above, as of the date we receive due proof of death and any other documentation we need; and

        (b) the initial Invested Purchase Payment increased by subsequent Invested Purchase Payments and proportionally reduced by the effect of withdrawals.

Where the words "proportionally reduced by the effect of withdrawals" are used in this provision, the withdrawal reduces those values in the same proportion as it reduces the Contract Value. We calculate the proportion by dividing the Contract Value after the withdrawal (including Withdrawal Charges) by the Contract Value immediately prior to the withdrawal. The resulting percentage is multiplied by the applicable values (before the withdrawal) in determining the base death benefit.

If the ownership of the Contract changes as a result of an assignment, the value of the death benefit will be reset to the Contract Value as of the date of the assignment. Such value will be treated as a Purchase Payment made on that date for purposes of computing the death benefit.

The Beneficiary may, within 60 days of providing proof of death, elect to take the death benefit under one of the death benefit payout options listed below, provided that any payout option shall not include a period certain that exceeds the life expectancy of the Beneficiary. The Beneficiary will be the sole measuring life in determining the amount of any such payout option. If no payout option is selected within the 60 days, the death benefit will be payable as a lump sum.

If a Beneficiary of the Owner having priority to be paid a death benefit is the spouse of the Owner at the time of the Owner's death, the Contract will continue and the spouse will become the Owner. The spouse may, within 60 calendar days of providing proof of death, elect to take the death benefit under any of the payout options available under this Contract. If the contract continues, and the new Annuitant is older than the prior Annuitant, the Annuity Date will be based on the age of the new Annuitant.


VBON-2000--NY                      Page 10

The death benefit payout options are:

     Choice 1 -- lump sum payment of the death benefit; or

     Choice 2 -- the payment of the entire death benefit within 5 years of the Owner's date of death; or

     Choice 3 -- payment of the death benefit under an Annuity or Settlement Option over the lifetime of the Beneficiary or over a period not extending beyond the life expectancy of the Beneficiary with distribution beginning within one year of the Owner's date of death.


Any portion of the death benefit not applied under Choice 3 within one year of the Owner's date of death must be distributed within five years of the Owner's date of death.

Once a death benefit becomes payable, the Payee's interest in any Annuity Benefit under the Contract will cease.

If a lump sum payment is requested, the amount will be paid within seven (7) days of receipt of proof of death and the election, unless the Suspension or Deferral of Payments Provision is in effect.

DEATH OF ANNUITANT DURING THE ACCUMULATION PERIOD: If the Annuitant dies before the Annuity Date, the Co-Annuitant, if applicable, becomes the Annuitant. If there is no surviving Co-Annuitant, and the Annuitant was not the Owner, the Owner becomes the Annuitant. You have the right to name a new Annuitant within 60 days. If the Owner is a non-natural person, the death of the Annuitant will be treated as the death of the Owner, a new Annuitant may not be designated, and the Annuitant will be deemed to be the Owner for purposes of determining the death benefit.

DEATH OF ANNUITANT DURING THE ANNUITY PERIOD: If the Annuitant dies on or after the Annuity Date, the Settlement Option then in effect will govern whether or not we will continue to make any payments. The death of a non-Annuitant Owner has no effect on the payout during the Annuity Period.

PAYMENT OF DEATH BENEFIT: We will require due proof of death and any other documentation we request in Good Order before any death benefit is paid. All death benefits will be paid in accordance with applicable law or regulations governing death benefit payments.

SPECIAL TAX CONSIDERATIONS: There are special tax rules that apply to IRA and other qualified contracts during both the Accumulation Period and Annuity Period governing distributions upon the death of the Owner. These rules are contained in provisions in the attached endorsements and supersede any other distribution rules contained in the Contract.

The preceding provisions regarding the death of the Owner are intended to satisfy the distribution at death requirements of section 72(s) of the Internal Revenue Code of 1986, as amended. We reserve the right to amend this Contract by subsequent endorsement as necessary to comply with applicable tax requirements, if any, which are subject to change from time to time. Such additional endorsements, if necessary to comply with amended tax requirements, will be mailed to you and become effective within 30 days of mailing, unless you notify us in writing, within that time frame, that you reject the endorsement.

If the Internal Revenue Service determines that the deductions for one or more benefits under this Contract, including, without limitation, the GMDB feature and any supplemental benefit added by endorsement, are taxable withdrawals, then the Owner may cancel the affected benefit(s) within 90 days after written notice from us.

VBON-2000--NY                      Page 11

ANNUITY AND SETTLEMENT OPTIONS

GENERAL: On the Annuity Date, the Adjusted Contract Value will be applied under the Annuity or Settlement Option you have selected. If the Adjusted Contract Value is less than $2,000, or if the payment under any option selected would be less than $20 per month, we reserve the right to pay out the Adjusted Contract Value in a lump sum. We guarantee that the dollar amount of each payment, once determined, will not be affected by variations in mortality or expense experience.

SELECTION OF AN ANNUITY OR SETTLEMENT OPTION: You may select an Annuity or Settlement Option by notifying us of the selected option in Good Order. If no Annuity or Settlement Option is selected, or if the chosen Option is not received in Good Order, Option 2, Life Income Annuity Option, will automatically be applied. You may, at any time prior to the Annuity Date, by a request in Good Order 30 days in advance, select and/or change the Annuity or Settlement Option.

If an annuity option is selected, the payment amount will be calculated using the Annuity Settlement Tables shown on Page 15. This payment amount will never be less than what the amount of your Contract Value would purchase under any comparable single premium immediate annuity we are then offering for sale to a similar class of annuitants.

ANNUITY AND SETTLEMENT OPTIONS: This Contract provides for payments under one of the Annuity or Settlement Options described below. Any other Annuity or Settlement Option acceptable to us may be selected.

OPTION 1 - FIXED PERIOD ANNUITY OPTION. We will make equal payments for a period you choose, from 10 years up to 25 years. At your choice, we will make such payments annually, semi-annually, quarterly or monthly. The Option 1 Table shows the minimum amounts we will pay.

OPTION 2 - LIFE INCOME ANNUITY OPTION. We will make payments for as long as the Annuitant lives, with payments certain for 120 months. At your choice, we will make such payments annually, semi-annually, quarterly or monthly. Table 2 shows the minimum amounts we will pay.

OTHER ANNUITY OR SETTLEMENT OPTIONS: We may offer or consent to other settlement options, including life income annuity options with payments certain for a period of other than 120 months. Contact the representative who sold you the Contract or call the toll-free number listed on your quarterly statement for information.

ANNUITY: Unless you designate another Payee, you will be the Payee of the Annuity Payments. The Adjusted Contract Value will be applied to the applicable Annuity Table contained in this Contract based upon the Annuity Option you have selected. The amount of the first payment for each $1,000 of Adjusted Contract Value is shown in the Annuity Tables. If when Annuity Payments begin we are using tables of annuity rates for these Contracts which result in larger Annuity Payments, we will use those tables instead. Annuity Payments will depend on the age and sex of the Annuitant, where permitted.

ANNUITY BENEFITS NOT SUBJECT TO WITHDRAWAL CHARGES: The Annuity Benefit will not be subject to a Withdrawal Charge if you choose Option 1 or Option 2. In addition to the methods of payment described in this Contract, you may choose from other methods of payment which are not subject to a Withdrawal Charge.


VBON-2000--NY                        Page 12

                                  BENEFICIARY

BENEFICIARY: The Beneficiary designation in effect on the Contract Date will remain in effect until changed. The Beneficiary is entitled to receive the benefits to be paid at the death of the Owner during the Accumulation Period.

When a Beneficiary is designated, any relationship shown is to the Owner unless otherwise specified.

To show priority among Beneficiaries, we will label the classes, so that the class with first priority is called the primary class, the class with next priority is called the secondary class, and so on. The following statements apply to Beneficiaries unless the Contract Data pages, Contract endorsement or any change request that we have processed specifies otherwise:

        One who survives the Owner will have the right to be paid only if no one in a prior class survives the Owner.

        One who has the right to be paid will be the only one paid if no one else in the same class survives the Owner.

        Two or more in the same class who have the right to be paid will be paid in equal shares.

        If no one survives the Owner, we will pay in one sum to the Owner's estate.

        Unless you notify us otherwise in writing received in Good Order, when there is insufficient evidence to determine the order of death, we will deem the Owner to be the last survivor and make payment to the Owner's Beneficiary.

        Before we make a payment, we have the right to decide what reasonable proof we need of the identity, age or any other facts about any persons designated as Beneficiaries. If Beneficiaries are not designated by name and we make payment(s) based on that proof, we will not have to make the payment(s) again.

CHANGE OF BENEFICIARY: To initiate a change of Beneficiary, call the toll-free number listed on your statement or contact the representative who sold you the Contract. We will send you a change request form. We may also ask you to send us the Contract. The change of beneficiary will take effect on the date you sign the change request form, provided such request is received in Good Order. Then, any previous Beneficiary's interest will end as of the date the change request is signed and we receive it in Good Order, even if the Owner is not living when we process the change request.

                SUSPENSION OR DEFERRAL OF PAYMENTS OR TRANSFERS
                           FROM THE SEPARATE ACCOUNT

We reserve the right to suspend or postpone payments from the Separate Account for a withdrawal or transfer for any period when:

        1. the New York Stock Exchange is closed (other than customary weekend and holiday closings);

        2.      trading on the New York Stock Exchange is restricted;

        3. an emergency exists as a result of which disposal of shares of the Investment Options held in the Separate Account is not reasonably practicable or it is not reasonably practicable to determine the value of such shares; or

        4. during any other period when the Securities and Exchange Commission, by order, so permits for the protection of Owners;

provided that applicable rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions described in (2) and (3) exist.


VBON-2000--NY                        Page 13

                               GENERAL PROVISIONS

THE CONTRACT: The entire Contract consists of this Contract, and any attached application, endorsements or riders. This Contract may be changed or altered only by our President or Secretary. Any change, modification or waiver must be made in writing. This Contract may not be modified by us without your consent except as may be required by applicable law, including changes necessary to comply with IRS requirements for annuity contracts, or as set forth in this Contract.

ASSIGNMENT OF A CONTRACT: A request in Good Order specifying the terms of an assignment of a Contract must be provided to the Annuity Service Center. We are under no obligation to verify the assignment's validity or sufficiency. We will not be liable for any payment made or action taken before we record the assignment. If any Owner is living on the Annuity Date and an assignment is in effect on that date, we have the right to pay the Contract Surrender Value in one lump sum to the assignee where notice in Good Order is received. Partial assignments, collateral or otherwise, are not allowed without our approval. We reserve the right to restrict or refuse any assignment.

An assignment which results in a change of ownership will affect the value of the death benefit. Please see the section of the Contract entitled, "Guaranteed Minimum Death Benefit," for more information.

We will not be responsible for the validity or tax consequences of any assignment. Any assignment made after the death benefit has become payable will be valid only with our consent.

If the Contract is assigned, your rights may only be exercised with the consent of the assignee of record.

NON-PARTICIPATING IN SURPLUS: This Contract does not share in any distribution of our profits or surplus.

INCONTESTABILITY: We will not contest this Contract. We consider all statements made in the application for this Contract to be representations, not warranties.

MISSTATEMENT OF AGE OR SEX: We may require proof of age of the Annuitant before making any life contingent Annuity Payment provided for by this Contract. If the age or sex of the Annuitant has been misstated, the amount payable will be the amount that the Contract Value would have provided at the true age or sex.

Once Annuity Payments have begun, any underpayments, with interest at 5%, will be made up in one sum with the next Annuity Payment, and overpayments, with interest at 5%, will be deducted from the future Annuity Payments until the total is repaid.

CONTRACT SETTLEMENT: This Contract must be returned to us upon any settlement.

REPORTS: We will send you a report four times each calendar year until the Annuity Date showing your Contract Value and other relevant information about your Contract. We will also furnish an annual report of the Separate Account. These reports will be sent to your last known address.

TAXES: Any taxes, including any type of tax (or component thereof) measured by or based upon any portion of the Purchase Payment we receive, paid to any governmental entity will be charged against the Contract Value, unless a deduction was made for this tax in calculating the Invested Purchase Payment amount. We will, in our sole discretion, determine when taxes have resulted from: the investment experience of the Separate Account; receipt by us of the Purchase Payment(s); or commencement of Annuity Payments. We may, at our discretion, pay taxes when due and deduct that amount from the Contract Value at a later date. Payment at an earlier date does not waive any right we may have to deduct amounts at a later date. We reserve the right to establish a provision for federal income taxes if we determine, in our sole discretion, that we will incur a tax as a result of the operation of the Separate Account. We will deduct for any income taxes incurred by it as a result of the operation of the Separate Account whether or not there was a provision for taxes and whether or not it was sufficient. We will deduct any withholding taxes required by applicable law.

EVIDENCE OF SURVIVAL: Before we make a payment, we have the right to require reasonable proof of continued life and any other documentation we need to make a payment. We can require this proof for any person whose life or death determines whether or to whom we must make the payment.

PROTECTION OF PROCEEDS: No Beneficiary may commute, encumber, alienate or assign any payments under this Contract before they are due. To the extent permitted by law, no payments will be subject to the debts, contracts or engagements of any Beneficiary or to any judicial process to levy upon or attach the same for payment thereof.


VBON-2000--NY                        Page 14

                              VALUES AND BENEFITS

Any cash values, paid up annuities and death benefits that may be available under this Contract are not less than the minimum benefits required by the law of any state in which this Contract is delivered.

                           ANNUITY SETTLEMENT TABLES

Tables 1 and 2 below are applied to the Adjusted Contract Value to compute the minimum amount of the annuity payment. Table 1 is used to compute the minimum annuity payment under Option 1 (Fixed Period Annuity Option). Table 2 is used to compute the minimum annuity payment under Option 2 (Life Income Annuity Option). The rates in Tables 1 and 2 are applied per $1000 of Adjusted Contract Value.

The annuity payments in Table 2 are based on the Annuitant's Adjusted Age and sex. The Adjusted Age is the Annuitant's age last birthday prior to the date on which the first Annuity payment is due, adjusted as shown in the "Translation of Adjusted Age" Table.

When we computed the amounts shown in Table 2, we adjusted the Annuity 2000 Mortality Table to an age last birthday basis, less two years, with projected mortality improvements (modified Scale G), and an interest rate of 3% per year.

We will calculate annuities for other certain periods using the same interest and mortality assumptions as in Table 2.


VBON-2000--NY                        Page 15

-------------------------------
           Table 1
-------------------------------
 Number                 Monthly
of Years                Payment
-------------------------------
   10                    9.61

   11                    8.86
   12                    8.24
   13                    7.71
   14                    7.26
   15                    6.87

   16                    6.53
   17                    6.23
   18                    5.96
   19                    5.73
   20                    5.51

   21                    5.32
   22                    5.15
   23                    4.99
   24                    4.84
   25                    4.71
-------------------------------
  Multiply the monthly amount
    by 2.993 for quarterly,
   5.963 for semi-annual or
      11.839 for annual
-------------------------------


--------------------------------------
              Table 2
--------------------------------------
Adjusted
  Age           Male            Female
--------------------------------------
  41           $3.40            $3.25
  42            3.44             3.29
  43            3.48             3.32
  44            3.53             3.35
  45            3.57             3.39
  46            3.62             3.43
  47            3.67             3.47
  48            3.72             3.51
  49            3.77             3.56
  50            3.83             3.61
  51            3.88             3.66
  52            3.95             3.71
  53            4.01             3.76
  54            4.08             3.82
  55            4.15             3.88
  56            4.22             3.94
  57            4.30             4.01
  58            4.38             4.08
  59            4.47             4.16
  60            4.56             4.24
  61            4.66             4.32
  62            4.76             4.41
  63            4.87             4.50
  64            4.98             4.60
  65            5.10             4.71
  66            5.23             4.82
  67            5.36             4.94
  68            5.49             5.06
  69            5.64             5.19
  70            5.78             5.33
  71            5.94             5.48
  72            6.10             5.63
  73            6.26             5.79
  74            6.43             5.96
  75            6.60             6.14
  76            6.78             6.33
  77            6.95             6.52
  78            7.13             6.71
  79            7.31             6.92
  80            7.49             7.12
--------------------------------------

       TRANSLATION OF ADJUSTED AGE

Calendar Year in Which
 First Payment is Due       Adjusted Age
 --------------------       ------------
    Prior to 2010            Actual Age
  2010 Through 2019      Actual Age minus 1
  2020 Through 2029      Actual Age minus 2
  2030 Through 2039      Actual Age minus 3
  2040 Through 2049      Actual Age minus 4
  2050 Through 2059      Actual Age minus 5
  2060 Through 2069      Actual Age minus 6
  2070 Through 2079      Actual Age minus 7
  2080 Through 2089      Actual Age minus 8
  2090 Through 2099      Actual Age minus 9


VBON-2000--NY                        Page 16

INDIVIDUAL FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT.
NON-PARTICIPATING. ANNUITY PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.


VBON-2000--NY                        Page 17